SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2004

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Massachusetts	0-17089	04-2976299
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

Ten Post Office Square, Boston, Massachusetts 02109

(Address of principal executive offices)  (Zip code)

(617) 912-1900

(Registrant’s telephone number, including area code)

Item 5.  Other Events and Required FD Disclosure.

On March 31, 2004, the Financial Accounting Standards Board (“FASB”) changed its interpretation of Statement of Financial Accounting Standards No. 128, Earnings Per Share, affecting the calculation of earnings per share for variable priced contracts. This formalized interpretation applies to the Forward Stock Sale Agreement (the “Agreement”) that Boston Private Financial Holdings, Inc. executed December 11, 2003 through an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated in connection with its most recent common stock offering. As a result, Boston Private amended this Agreement effective April 1, 2004, and after that date, the interpretation will not affect the calculation of earnings per share.

The new accounting interpretation has no impact upon Boston Private’s revenues, operating expenses or net income as previously reported or to be reported for the term of the Agreement. The new interpretation requires Boston Private to account for the original Agreement differently by including all unissued shares in the calculation of basic and diluted earnings per share for the fourth quarter 2003 and the first quarter 2004. The calculation includes these unissued shares, for which Boston Private has received no capital proceeds.  The recalculation for the fourth quarter 2003 and for the full year 2003 decreases Boston Private’s reported basic earnings per share by $0.01. Diluted earnings per share for the fourth quarter and for the full year 2003 do not change. The following table details the effect of FASB’s new interpretation for the calculation of Boston Private’s 2003 earnings per share:

	Three Months Ended		Year Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Net income (000)	$6,878	$5,828	$21,823	$23,745
PER SHARE DATA

Recalculatecd Earnings Per Share:

Basic Earnings Per Share	$0.29	$0.26	$0.95	$1.06

Diluted Earnings Per Share	$0.28	$0.25	$0.92	$1.02

Average Common Shares Outstanding	23,770,063	22,517,300	22,954,937	22,412,665

Average Diluted Shares Outstanding	24,895,887	23,276,155	23,846,973	23,357,066

Reported Earnings Per Share:

Basic Earnings Per Share	$0.30	$0.26	$0.96	$1.06

Diluted Earnings Per Share	$0.28	$0.25	$0.92	$1.02

Average Common Shares Outstanding	23,245,063	22,517,300	22,822,608	22,412,665

Average Diluted Shares Outstanding	24,385,688	23,276,155	23,714,644	23,357,066

As of December 31, 2003, Boston Private had 25,167,000 common shares outstanding. During the first quarter 2004, Boston Private issued 2,103,000 shares of common stock primarily in connection with the acquisitions of Dalton, Greiner, Hartman Maher, & Co., LLC and First State Bancorp of California, as well as its acquisition of a minority interest in Bingham, Osborn & Scarborough, LLC.

The following table details the impact of these changes on the average shares outstanding for the first quarter of 2004:

	First Quarter 2004
Common shares issued and outstanding at 12/31/03	25,167,000
Shares issued during the first quarter	2,103,000
Common shares issued and outstanding at 3/31/04	27,270,000

Remaining shares in forward contract at 3/31/04	1,600,000

	Basic	Diluted
First quarter 2004 weighted average shares outstanding
Pursuant to the revised FASB interpretation	28,186,500	29,391,500
Pursuant to the previous FASB interpretation	25,894,200	27,403,900
Increase	2,292,300	1,987,600
Percent change	8.9%	7.3%

Boston Private amended the Agreement effective April 1, 2004, determining the sale price, subject to interest rate adjustments, for the common shares to be sold under the Agreement. This amendment eliminates the need for Boston Private to include unissued shares under the Agreement in its basic earnings per share calculation until such time as the shares are issued and Boston Private receives the resulting capital proceeds. Therefore, the number of shares outstanding for purposes of calculating basic earnings per share on April 1, 2004 will be 27,270,000. The amended Agreement preserves the flexibility of accessing additional capital without affecting earnings per share until the shares are actually issued and the capital proceeds are received, as intended under the original contract. Boston Private plans to issue the remaining shares under the Agreement by the end of 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

Date: April 12, 2004	/s/ Walter M. Pressey
Walter M. Pressey
President and Chief Financial Officer